Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Second Fiscal Quarter 2022 Results;

Second Fiscal Quarter Highlights (All comparisons made to the March 2021)
•	Net sales of $3.8 billion, a 12% increase
•	Operating income of $341 million; Operating EBITDA of $555 million
•	Diluted earnings per share of $1.50; Adj. diluted earnings per share of $1.93
•	$350 million of share repurchases in 1H fiscal ‘22; Expect further opportunistic repurchases in 2H
•	Reaffirms fiscal 2022 adjusted earnings per share and free cash flow guidance

EVANSVILLE, Ind. – May 5, 2022 – Berry Global Group, Inc. (NYSE:BERY), a leading supplier of sustainable packaging solutions for consumer goods and industrial products, today reported its second fiscal quarter 2022 results, referred to in the following as the March 2022 quarter.

Berry’s Chairman and CEO Tom Salmon said, “For the second fiscal quarter, we reported record revenue of $3.8 billion, an increase of 31% on a two-year basis, as underlying demand for our products remained resilient.  We delivered two-year organic volume growth of 3% led primarily by market growth and supported by our organic investments in our Health, Hygiene, & Specialties and Consumer Packaging segments.  Adjusted earnings per share came in better than our expectation in the quarter and increased by an impressive 21% on a two-year basis.  Organic volumes, operating EBITDA, and cash flow, all finished in line with expectations, despite being impacted by considerable inflation in many of our input costs.

“As we navigate the current environment, we remain highly focused on cost productivity and are continuing to increase prices to offset rising input costs.  We continue to prudently invest in each of our businesses to maintain and grow our world-class, low-cost manufacturing base, with an emphasis on organic growth and key growth markets and regions.  The continued positive momentum from our investments in areas such as health and wellness, e-commerce, and food safety drive our business toward more sustainable packaging solutions and provide us with a path to deliver long-term, consistent, volume and earnings growth.”

March 2022 Quarter Results

Please note that the current period quarter will be compared to the pre-COVID-19 quarter two years ago, the March 2020 quarter, and will be referred to on a two-year basis.  The Company believes this comparison provides more meaningful information to investors about the longer-term trends in the businesses and mitigates the impacts of the COVID-19 pandemic that have both benefited and negatively impacted varying portions of the business.

Consolidated Overview
The net sales growth is primarily attributed to increased selling prices of $576 million due to the pass through of inflation.  This increase was partially offset by an organic volume decline of 2%, a $64 million unfavorable impact from foreign currency changes, extra shipping days in the prior quarter of $19 million, and prior quarter divestiture sales of $14 million.  The volume decline is primarily attributed to supply chain disruptions and the moderation of advantaged products related to the COVID-19 pandemic.

The operating income increase is primarily attributed to a $37 million decrease in business integration expense, and a decrease in selling, general, and administrative expenses, partially offset by a $13 million unfavorable impact from price cost spread and negative product mix, a $12 million unfavorable impact from foreign currency, and a $10 million unfavorable impact from the volume decline.

Consumer Packaging - International
The net sales growth is primarily attributed to increased selling prices of $144 million due to the pass through of higher costs, partially offset by a $51 million unfavorable impact from foreign currency changes and prior quarter divestiture sales of $14 million.

The operating income increase is primarily attributed to a $39 million decrease in business integration expense and a $4 million decrease in amortization expense, partially offset by a $9 million unfavorable impact from foreign currency.

Consumer Packaging - North America
The net sales growth is primarily attributed to increased selling prices of $155 million due to the pass through of higher costs.

The operating income increase is primarily attributed to an $11 million favorable impact from price cost spread.

Health, Hygiene, & Specialties
The net sales growth is primarily attributed to increased selling prices of $82 million due to the pass through of higher costs, partially offset by a 3% volume decline, and a $10 million unfavorable impact from foreign currency changes.  The volume decline is primarily attributed to the moderation of advantaged products related to the COVID-19 pandemic.

The operating income decrease is primarily attributed to a $39 million unfavorable impact from price cost spread and negative product mix.

Engineered Materials
The net sales growth is primarily attributed to increased selling prices of $195 million due to the pass through of higher costs, partially offset by a volume decline of 6%.  The volume decline is primarily attributed to supply chain disruptions.

The operating income increase is primarily attributed to a $13 million favorable impact from price cost spread, partially offset by the unfavorable impact from the volume decline.

Capital Allocation
Berry repurchased 5.8 million shares (4.2% of outstanding shares) during the two quarters ended April 2, 2022, for a total cost of approximately $350 million.  In addition to the $350 million already repurchased this fiscal year, the Company expects to continue to repurchase shares in the second half of its fiscal year at attractive share prices at a similar pace.  The Company currently has approximately $700 million remaining on its authorized $1 billion share repurchase program.  The share repurchases reflect the continued execution of the Company’s flexible capital allocation strategy, which includes funding organic growth projects, opportunistic share repurchases, debt pay down, and strategic acquisitions or value-enhancing strategic investments.

In line with our focus of driving value through purposeful portfolio management, over the past several years, we have divested several small businesses.  As we continue to focus on driving maximum shareholder value and alongside our commitment to drive sustainable organic growth, we will continue to optimize our portfolio and believe we have more opportunities, over the next few years, to further elevate and strengthen our portfolio.  Berry has historically generated significant value through active portfolio management including both strategic acquisitions and divestitures and has executed three divestitures so far this year that are expected to deliver proceeds of around $150 million.

Outlook for Fiscal Year 2022
Berry is reaffirming its fiscal 2022 guidance of adjusted earnings per share of $7.20 to $7.70.  The updated range assumes lower operating EBITDA, primarily due to the timing lag of recovering higher costs and foreign currency headwind from the strengthening US dollar, along with some expected volume weakness in the European and Chinese markets partially offset by a lower tax rate and the benefit from share repurchases.  As referenced during the Company’s last earnings call, Berry remains committed to recovering the significant inflation incurred that started in fiscal 2021.  Berry continues to anticipate, from both an earnings and volume perspective, an improved second half of the year as the Company recovers inflation and supply chains continue to improve, along with the startup of new business and capital investments.  Specifically, Berry expects organic volume growth to sequentially improve and expects low-single digit organic volume growth in the second half of the year.  For the full year the Company expects volumes to be flat to up 1%, modestly lower than prior guidance, as a result of timing of new business startups and continued supply chain challenges.  The Company is also reaffirming its full year free cash flow range of $900 million to $1 billion and expects to continue to opportunistically repurchase shares throughout the second half of its fiscal year given the attractive return opportunity at prevailing prices.

Salmon added, “We are pleased with the hard work of our 47,000 employees, delivering solid quarterly results in the face of persistently higher costs and tough year-over-year comparisons.  We are confident we will continue to recover inflation, continue to see supply chain improvements and see new business and capital investments ramp up in the back half of this year.  We will continue to focus on driving organic growth, supplemented by inorganic opportunities, while providing more consistent return of capital to create maximum value for shareholders.”

Investor Conference Call
The Company will host a conference call today, May 5, 2022, at 10 a.m. U.S. Eastern Time to discuss our second fiscal quarter 2022 results.  The telephone number to access the conference call is (866) 244-4530 (domestic), or (209) 313-0728 (international), conference ID 8094145.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company’s Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning May 5, 2022, at 1 p.m. U.S. Eastern Time, to May 19, 2022, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 8094145.

About Berry
At Berry Global Group, Inc. (NYSE:BERY), we create innovative packaging and engineered products that we believe make life better for people and the planet.  We do this every day by leveraging our unmatched global capabilities, sustainability leadership, and deep innovation expertise to serve customers of all sizes around the world.  Harnessing the strength in our diversity and industry leading talent of 47,000 global employees across more than 300 locations, we partner with customers to develop, design, and manufacture innovative products with an eye toward the circular economy.  The challenges we solve and the innovations we pioneer benefit our customers at every stage of their journey.  For more information, visit our website, or connect with us on LinkedIn or Twitter. (BERY-F)

Non-GAAP Financial Measures and Estimates
This press release includes non-GAAP financial measures such as operating EBITDA, Adjusted EBITDA, Adjusted net income, and free cash flow.  A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.  Information reconciling forward-looking operating EBITDA is not provided because such information is not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain items, including debt refinancing activity or other non-comparable items.  These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.  Our estimates of the impact of COVID-19 are based on product mix and prior internal sales estimates compared to actual sales.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to our strategy, plans, intentions, or expectations.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.

Our actual results may differ materially from those that we expected due to a variety of factors, including without limitation: (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices to our customers on a timely basis; (3) risks related to acquisitions or divestitures and integration of acquired businesses and their operations, and realization of anticipated cost savings and synergies; (4) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations; (5) increases in the cost of compliance with laws and regulations, including environmental, safety, and climate change laws and regulations; (6) labor issues, including the potential labor shortages, shutdowns or strikes, or the failure to renew effective bargaining agreements; (7) risks related to disruptions in the overall economy, persistent inflation, supply chain disruptions, and the financial markets that may adversely impact our business, including as a result of the COVID-19 pandemic; (8) risk of catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (9) risks related to the failure of, inadequacy of, or attacks on our information technology systems and infrastructure; (10) risks that our restructuring programs may entail greater implementation costs or result in lower cost savings than anticipated; (11) risks related to future write-offs of substantial goodwill; (12) risks of competition, including foreign competition, in our existing and future markets; (13) risks related to market conditions associated with our share repurchase program; (14) risks related to market disruptions and increased market volatility as a result of Russia’s invasion of Ukraine; and (15) the other factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements.  All forward-looking statements are based upon information available to us on the date hereof.  All forward-looking statements are made only as of the date hereof and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Two Quarterly Periods Ended
	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021

Net sales	$3,775	$3,370	$7,348	$6,506
Costs and expenses:
Cost of goods sold	3,154	2,706	6,192	5,224
Selling, general and administrative	207	220	442	461
Amortization of intangibles	65	73	133	147
Restructuring and transaction activities	8	38	11	37
Operating income	341	333	570	637

Other expense	6	6	6	31
Interest expense	71	84	142	181
Income before income taxes	264	243	422	425
Income tax expense	59	62	96	114
Net income	$205	$181	$326	$311

Net income per share:
Basic	$1.53	$1.35	$2.42	$2.32
Diluted	1.50	1.32	2.36	2.28

Outstanding weighted-average shares: (in millions)
Basic	133.8	134.3	134.6	133.9
Diluted	136.9	136.8	138.0	136.6

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	April 2, 2022	October 2, 2021
Assets:
Cash and cash equivalents	$622	$1,091
Accounts receivable	1,996	1,879
Inventories	1,964	1,907
Other current assets	401	217
Property, plant, and equipment	4,650	4,677
Goodwill, intangible assets, and other long-term assets	7,902	8,111
Total assets	$17,535	$17,882

Liabilities and Stockholders' Equity:
Current liabilities, excluding debt	$2,725	$3,165
Current and long-term debt	9,646	9,460
Other long-term liabilities	1,844	2,077
Stockholders’ equity	3,320	3,180
Total liabilities and stockholders' equity	$17,535	$17,882

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)
	Two Quarterly Periods Ended
	April 2, 2022	April 3, 2021

Cash flows from operating activities:
Net income	$326	$311
Adjustments to reconcile net cash provided by operating activities:
Depreciation	284	280
Amortization of intangibles	133	147
Non-cash interest	8	16
Deferred income tax	(43)	(28)
Share-based compensation expense	28	28
Other non-cash operating activities, net	(14)	51
Changes in working capital	(736)	(167)
Net cash from operating activities	(14)	638

Cash flows from investing activities:
Additions to property, plant, and equipment, net	(367)	(364)
Divestiture of businesses	3	143
Net cash from investing activities	(364)	(221)

Cash flows from financing activities:
Repayments on long-term borrowings	(9)	(2,683)
Proceeds from long-term borrowings	244	2,316
Proceeds from issuance of common stock	22	39
Debt financing costs	-	(16)
Repurchase of common stock	(351)	-
Net cash from financing activities	(94)	(344)
Effect of currency translation on cash	3	20
Net change in cash and cash equivalents	(469)	93
Cash and cash equivalents at beginning of period	1,091	750
Cash and cash equivalents at end of period	$622	$843

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended April 2, 2022
	Consumer Packaging - International	Consumer Packaging- North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,139	$880	$822	$934	$3,775

Operating income	$97	$85	$69	$90	$341
Depreciation and amortization	82	53	44	27	206
Restructuring and transaction activities (1)	5	2	—	1	8
Other non-cash charges	(4)	2	1	1	—
Operating EBITDA	$180	$142	$114	$119	$555

	Quarterly Period Ended April 3, 2021
	Consumer Packaging - International	Consumer Packaging - North America	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,060	$731	$781	$798	$3,370

Operating income	$59	$77	$114	$83	$333
Depreciation and amortization	87	54	42	29	212
Restructuring and transaction activities (1)	38	—	—	—	38
Other non-cash charges	2	2	1	2	7
Operating EBITDA	$186	$133	$157	$114	$590

(1)	Primarily includes transaction activity costs related to the RPC acquisition.

Note: For comparison purposes to the March 2021 quarter, Operating EBITDA margins for the quarterly period ended April 2, 2022 would be increased by 260 basis points (to 17.3%) when adjusted for the impact of inflation on net sales of $576 million.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended
	April 2, 2022	April 3, 2021

Net income	$205	$181
Add: other expense	6	6
Add: interest expense	71	84
Add: income tax expense	59	62
Operating income	$341	$333

Add: restructuring and transaction activities	8	38
Add: other non-cash charges	—	7
Adjusted operating income (2)	$349	$378

Add: depreciation	141	139
Add: amortization of intangibles	65	73
Operating EBITDA (2)	$555	$590

Cash flow from operating activities	$290	$323
Net additions to property, plant, and equipment	(205)	(203)
Free cash flow (2)	$85	$120

Net income per diluted share	$1.50	$1.32
Other expense, net	0.04	0.04
Restructuring and transaction activities	0.06	0.28
Amortization of intangibles from acquisitions (1)	0.47	0.53
Income tax impact on items above	(0.14)	(0.21)
Adjusted net income per diluted share (2)	$1.93	$1.96

Estimated Fiscal 2022
Cash flow from operating activities	$1,650 - $1,750
Additions to property, plant, and equipment	(750)
Free cash flow (2)	$900 - $1,000

(1)	Amortization of intangibles from acquisition will be added back for fiscal year 2022 and going forward to better align our calculation of adjusted EPS with peers.
(2)
 Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”).  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  Organic sales growth excludes the impact of currency translation effects and acquisitions.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.  Berry’s management believes that adjusted net income and other non-GAAP financial measures are useful to our investors because they allow for a better period-over-period comparison of operating results by removing the impact of items that, in management’s view, do not reflect our core operating performance.

We define “free cash flow” as cash flow from operating activities less additions to property, plant, and equipment.  We believe free cash flow is useful to an investor in evaluating our liquidity because free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s liquidity.  We also believe free cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company’s ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company’s performance.  We also believe EBITDA and Adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
Director, Head of Investor Relations
+1 (812) 306 2964
ir@berryglobal.com

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